UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 17, 2005

Western Reserve Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	333-43361	31-1566623
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4015 Medina Road, Suite 100, Medina, Ohio		44256
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-764-3131

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.06. Material Impairments.

On March 17, 2005, the Company’s Board of Directors, upon the report and recommendation of its senior management, including its Chief Executive and Chief Financial Officers, concluded that a material charge for impairment to two of the Company’s assets is required under generally accepted accounting principles ("GAAP"). The assets in question are two loans to a single borrower (the "Borrower") which in the aggregate represent $1,041,369 on the books of the Company’s wholly-owned commercial bank subsidiary, Western Reserve Bank. The Company first became aware that the Borrower was dealing with a large potential loss that could impair its ability to continue in business in the early part of February, 2005. Over the course of several weeks, it became apparent that the Borrower’s business would fail. Because the conditions that precipitated this loss existed as of December 31, 2004, although the Company was not aware of such conditions at that time, the Company, after consulting with its independent auditor, concluded that GAAP requires the charge-off to be recorded in 2004. This resulted in a loan loss provision and simultaneous charge-off of $1,041,369, and a resulting charge to earnings, net of taxes, of $687,304, or $1.71 per share for 2004.

The Company’s collateral on these loans was the assignment of specific leases and general business assets of the Borrower. The leases related to the use of certain telecommunications equipment and were assigned to our Borrower by a company in the business of providing telecom equipment and services. That provider has filed bankruptcy and stopped providing the telecom services underlying the leases. As a result, many, if not all, of the leases serving as collateral are nonperforming.

Although the Company intends to aggressively pursue all avenues to recover on these loans, it is impossible at this time to determine if or when any amounts will be recovered.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Reserve Bancorp, Inc.

March 17, 2005	By:	Edward J. McKeon

Name: Edward J. McKeon
Title: President and CEO